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                                                                      EXHIBIT 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated June 13, 2001 accompanying the consolidated financial statements and schedule included in the Annual Report of Software Spectrum, Inc. on Form 10-K for the year ended April 30, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of Software Spectrum, Inc. on Form S-8 (Software Spectrum, Inc. Employee Stock Purchase Plan, filed on August 14, 1992, as amended on October 10, 2000; Software Spectrum, Inc. 1993 Long Term Incentive Plan and Software Spectrum, Inc. Non-Employee Directors' Retainer Stock Plan, filed on September 28, 1995; and Software Spectrum, Inc. 1998 Long Term Incentive Plan, filed on July 30, 1999, as amended on October 10, 2000).






GRANT THORNTON LLP

July 30, 2001
Dallas, Texas